Exhibit (k)(xx)

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of July 10, 2018 by and among Altaba Inc., a Delaware corporation (“Altaba”), SoftBank Group Corp., a Japanese corporation (“SoftBank”), and, solely for purposes of Section 1.1 and Section 1.2, SBBM Corporation (“SBBM”) and SoftBank Group Japan Corporation (“SBGJ,” and together with SoftBank, and SBBM, the “SB Entities”). Altaba, SoftBank, and, solely for purposes of Section 1.1 and Section 1.2, SBBM and SBGJ, are each sometimes individually referred to herein as a “party,” and collectively, as the “parties.”

WHEREAS, Altaba (under its former name as Yahoo! Inc.) and SoftBank (under its former name as SOFTBANK CORP.) are party to that certain Joint Venture Agreement, dated April 1, 1996, as amended by the Amendment Agreement, dated September 17, 1997, between Altaba and SoftBank, and by Amendment Agreement No. 2, dated June 17, 2015, between Altaba and SoftBank, and as supplemented by the Joinder Agreement, dated March 27, 2008, among Altaba, SoftBank and SBBM, and by the Joinder Agreement, dated May 23, 2017, among Altaba, SoftBank, SBBM and SBGJ (under its former name as SoftBank Group International GK) (collectively, the “Joint Venture Agreement”), which governs each party’s shareholding and other governance arrangements relating to Yahoo Japan Corporation, a Japanese corporation (“Yahoo Japan”);

WHEREAS, Altaba and the SB Entities desire to terminate the Joint Venture Agreement, and Altaba and the SB Entities desire to establish certain limited agreements relating to Yahoo Japan, in each case, upon the terms and subject to the conditions of this Agreement;

WHEREAS, concurrently with the termination of the Joint Venture Agreement, Arthur Chong and Alexi A. Wellman shall resign with immediate effectiveness from their respective positions on the board of directors of Yahoo Japan (the “Yahoo Japan Board”);

WHEREAS, as of the date hereof, Altaba directly owns 1,977,282,200 shares of the issued and outstanding common stock (the “Shares”) of Yahoo Japan;

WHEREAS, concurrently with the execution of this Agreement, Altaba and SoftBank Corp. (“SBKK”) are entering into a Tender Offer Agreement (the “Tender Offer Agreement”) pursuant to which SBKK will purchase 613,888,888 Shares (the “Target Purchased Shares”) at a price per Share equal to ¥360 in cash (the “Offer Price”) through a tender offer by SBKK for a number of Shares equal to the number of the Target Purchased Shares (the “Tender Offer”) and Altaba will tender all of its Shares into the Tender Offer upon the terms and subject to the conditions of the Tender Offer Agreement; and

WHEREAS, concurrently with the execution of this Agreement, SBGJ and Yahoo Japan are entering into a definitive agreement (a true and correct copy of which has been provided to Altaba) pursuant to which Yahoo Japan will purchase at a price per Share equal to the Offer Price, through a separate tender offer (the “YJ Self-Tender”), and SBGJ will tender into the YJ Self-Tender, Shares representing an aggregate value of two hundred twenty billion Japanese yen (¥220,000,000,000).

NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements and representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

TERMINATION OF JOINT VENTURE AGREEMENT

Section 1.1    Termination of Joint Venture Agreement. Effective as of the date hereof, Altaba, SoftBank, SBBM and SBGJ hereby agree that the Joint Venture Agreement is terminated without any further action by any of the parties thereto or any of their officers, directors or equity holders and without any surviving obligation or liability of any party thereto, and shall hereafter be of no further force and effect. For the avoidance of doubt, notwithstanding Section 13(b) of the Joint Venture Agreement, Altaba and SoftBank shall have no obligation (a) to negotiate (i) the possible purchase by one party of Shares held by the other party or (ii) the sale of Yahoo Japan to a third party, or (b) to effect a dissolution of Yahoo Japan. The parties agree that, effective upon termination of the Joint Venture Agreement, the Notice of Intention to Sell, and Right of First Refusal and Right to Participate in Connection with Potential Sale of, Shares of Yahoo Japan Corporation, dated as of May 29, 2018, from Altaba to SoftBank, shall be of no further force and effect.

Section 1.2    Altaba’s Consent Rights. The SB Entities and Altaba agree that, until the earlier of (a) twelve (12) months from the date hereof and (b) the date that Altaba’s ownership interest in Yahoo Japan falls below five percent (5%) of the issued and outstanding Shares, the SB Entities shall not, and shall cause their respective Affiliates not to, without Altaba’s prior written consent, directly or indirectly through any of their respective subsidiaries or controlled Affiliates (excluding Yahoo Japan) conduct, participate in or agree to be a party to, (i) any statutory merger, statutory consolidation, statutory share exchange, statutory share transfer or statutory demerger, in each case involving Yahoo Japan, (ii) any sale of all or substantially all of the assets of Yahoo Japan, (iii) any issuance by Yahoo Japan of new Shares, warrants or any other securities at a discount or (iv) any transaction that effectuates a squeeze out of Yahoo Japan shareholders; provided, that this Section 1.2 shall not restrict the SB Entities from directly or indirectly (x) participating in or selling Shares in connection with any self-tender offer repurchases or Tokyo Stock Exchange Trading Network (ToSTNeT) repurchases conducted by Yahoo Japan, or (y) acquiring additional Shares. As used in this Agreement, “Affiliate” shall have the meaning set forth in Rule 12b-2 under the United States Securities Exchange Act of 1934, as amended, and shall include persons who become Affiliates of any person subsequent to the date hereof.

Section 1.3    Director Resignations. Altaba shall cause Arthur Chong and Alexi A. Wellman to resign from the Yahoo Japan Board with immediate effectiveness upon the execution of this Agreement.

Section 1.4    Release. Notwithstanding anything to the contrary set forth in the Joint Venture Agreement, including Section 13(c) thereof, the SB Entities, on the one hand, and Altaba, on the other hand, hereby irrevocably release and forever discharge the other party or parties, as the case may be, from any and all claims, counterclaims, demands, actions, causes of

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action, damages, liabilities, losses, payments, obligations and costs and expenses (including, without limitation, attorneys’ fees and costs) arising from a breach (or asserted breach) by the other party of its obligations under the Joint Venture Agreement, in each case whether past, present or future, fixed or contingent, direct or indirect, in law or equity, several or otherwise, known or unknown, suspected or unsuspected, that arise from or relate in any way to any act prior to the date hereof.

ARTICLE II

OTHER AGREEMENTS

Section 2.1    Required Approval. Subject to the terms and conditions of this Agreement, the SB Entities shall take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary to cause the antitrust clearance under the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade of Japan in connection with the Tender Offer (the “Required Approval”) to be obtained as promptly as reasonably practicable and to effect the consummation of the Tender Offer as promptly as reasonably practicable. In furtherance and not in limitation of the foregoing, such assistance and cooperation shall include preparing and submitting all forms and notifications to, and seeking all consents of, all governmental authorities that are necessary to consummate the Tender Offer, including consultations with the Kanto Local Finance Bureau.

Section 2.2    No Affiliate Participation. The SB Entities shall not, and shall cause their respective Affiliates, officers and directors not to, tender any Shares in the Tender Offer. Altaba shall not, and shall cause its Affiliates, officers and directors not to, tender any Shares in the YJ Self-Tender.

Section 2.3    Access to Information. The SB Entities shall facilitate, and shall use their respective reasonable best efforts to cause Yahoo Japan to provide, reasonable and customary access to Yahoo Japan’s properties, books and records, contracts, customers and employees for (a) due diligence purposes in connection with the evaluation by potential purchasers of Altaba’s Shares and agents and underwriters in connection therewith and (b) purposes of preparing and filing any tax returns or securities filings, defending any audits, examinations or other proceedings with respect to taxes or otherwise complying with Altaba’s legal and regulatory requirements.

Section 2.4    Public Announcements. SoftBank and Altaba agree that the initial press release(s) to be issued by any of the parties hereto with respect to this Agreement and the transactions contemplated thereby, including the Tender Offer and the YJ Self-Tender, shall be in a form agreed to by SoftBank and Altaba. Except to the extent not inconsistent with the mutually agreed initial press release(s) or as either SoftBank or Altaba reasonably concludes may be required by applicable law, SoftBank and Altaba shall consult with each other before (a) issuing, and give each other the opportunity to review and comment upon, any press release or (b) providing any statements that are public or are reasonably likely to become public, in each case, to the extent relating to this Agreement, the Tender Offer or the YJ Self-Tender, and shall not issue any such press release or make any such written public statement prior to such consultation.

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Section 2.5    Further Assurances. Each party shall, and shall cause its Affiliates (including, in the case of SoftBank, Yahoo Japan) to (a) take all reasonable actions and promptly execute, acknowledge and deliver any additional documents, papers, certificates, instruments or conveyances reasonably requested by a party to further perfect or evidence the consummation of, or otherwise implement, and (b) refrain from taking any actions inconsistent with, in each case, the transactions contemplated by this Agreement, including the Tender Offer. SoftBank shall cause SBKK to perform all of its obligations under the Tender Offer Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

ALTABA

Altaba hereby represents and warrants to SoftBank, as of the date hereof, as follows:

Section 3.1    Existence; Authority. Altaba is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Altaba has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

Section 3.2    Enforceability. This Agreement has been duly and validly executed and delivered by Altaba and, assuming due and valid authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligations of Altaba, enforceable against it in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

Section 3.3    Non-Contravention. The execution, delivery and performance of this Agreement by Altaba and the consummation by Altaba of the transactions contemplated by this Agreement do not and will not, subject to the receipt of the Required Approval, violate or conflict with the organizational documents of Altaba or any law, regulation or order applicable to Altaba.

Section 3.4    No Other Representations. Except for the representations and warranties expressly set forth in this Article III, SoftBank specifically acknowledges and agrees that neither Altaba nor any of its Affiliates, directors, officers, representatives or equity holders makes, or has made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity). Except for the representations and warranties expressly set forth in this Article III, Altaba hereby expressly disclaims and negates (a) any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity) made, communicated or furnished (orally or in writing), or to be made, communicated or furnished (orally or in writing), to SoftBank or any of its Affiliates or representatives, in each case, whether made by Altaba or any of its Affiliates, directors, officers, representatives or equity holders or any other person and (b) all liability and responsibility for any such other representation or warranty.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

SOFTBANK

SoftBank hereby represents and warrants to Altaba, as of the date hereof, as follows:

Section 4.1    Existence; Authority. SoftBank is a corporation duly organized and validly existing under the laws of Japan. SoftBank has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

Section 4.2    Enforceability. This Agreement has been duly and validly executed and delivered by SoftBank and, assuming due and valid authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligations of SoftBank, enforceable against it in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

Section 4.3    Non-Contravention. The execution, delivery and performance of this Agreement by SoftBank and the consummation by SoftBank of the transactions contemplated by this Agreement do not and will not, subject to the receipt of the Required Approval, violate or conflict with the organizational documents of SoftBank or any law, regulation or order applicable to SoftBank.

Section 4.4    No Other Representations. Except for the representations and warranties expressly set forth in this Article IV, Altaba specifically acknowledges and agrees that neither SoftBank nor any of its Affiliates, directors, officers, representatives or equity holders makes, or has made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity). Except for the representations and warranties expressly set forth in this Article IV, SoftBank hereby expressly disclaims and negates (a) any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity) made, communicated or furnished (orally or in writing), or to be made, communicated or furnished (orally or in writing), to Altaba or any of its Affiliates or representatives, whether made by SoftBank or any of its Affiliates, directors, officers, representatives or equity holders or any other person and (b) all liability and responsibility for any such other representation or warranty.

ARTICLE V

MISCELLANEOUS

Section 5.1    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with written confirmation of transmission) or (c) one (1)

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business day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a party may have specified by notice given to the other parties pursuant to this Section 5.1):

If to Altaba:

Altaba Inc.

140 East 45th Street, 15th Floor

New York, New York 10017

Attention: Arthur Chong

General Counsel and Secretary

Email: achong@altaba.com

With a copy to (which shall not constitute notice for purposes of this Section 5.1):

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, CA 94301

Attention: Ken King

                 Marc Packer

Email: ken.king@skadden.com

            marc.packer@skadden.com

If to SoftBank, SBBM or SBGJ:

SoftBank Group Corp.

1-9-1 Higashi-Shimbashi

Minato-ku

Tokyo 105-7303, Japan

Attention: Natsuko Ohga, General Manager, Legal

Email: sbgrp-legalnotice@g.softbank.co.jp

With a copy to (which shall not constitute notice for purposes of this Section 5.1):

Morrison & Foerster LLP

Shin-Marunouchi Building, 29th Floor

1-5-1 Marunouchi

Chiyoda-ku

Tokyo 100-6529, Japan

Attention: Kenneth A. Siegel

                  Ivan G. Smallwood

Email: ksiegel@mofo.com

            ismallwood@mofo.com

Section 5.2    Waiver. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

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Section 5.3    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding. The parties agree that the court making any such determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of, delete specific words or phrases in, or replace any such invalid or unenforceable provision with one that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 5.4    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that this Agreement (and any of the rights, interests or obligations of any party hereunder) may not be assigned by any party without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld). Any purported assignment of a party’s rights under this Agreement in violation of the preceding sentence shall be null and void.

Section 5.5    Entire Agreement; Amendments. This Agreement and the Tender Offer Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as expressly set forth herein, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective permitted successors or assigns.

Section 5.6    No Third Party Beneficiaries. Nothing express or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any person other than the parties hereto and their respective permitted successors or assigns.

Section 5.7    Governing Law and Jurisdiction. This Agreement shall be governed by the laws of Japan, and the Tokyo District Court shall have the exclusive jurisdiction as the court of first instance over all disputes arising out of or in connection with this Agreement.

Section 5.8    Specific Performance.    Altaba, on the one hand, and the SB Entities and SBKK, on the other hand, acknowledge and agree that the other party (or parties, as applicable) would be irreparably injured by a breach of this Agreement and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement. Accordingly, the parties agree to the granting of specific performance of this Agreement and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without proof of actual damages, and further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity.

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Section 5.9    Expenses. All fees and expenses incurred by each party hereto in connection with the matters contemplated by this Agreement shall be borne by the party incurring such fee or expense, including without limitation the fees and expenses of any investment banks, attorneys, accountants or other experts or advisors retained by such party.

Section 5.10    Counterparts. This Agreement may be executed in two or more counterparts, including by facsimile or .pdf electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

Section 5.11    Construction. The parties acknowledge and agree that this Agreement has been negotiated at arm’s length and among parties equally sophisticated and knowledgeable in the matters covered hereby. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is hereby waived.

Section 5.12    Interpretation. Any reference in this Agreement to words imparting the singular number only shall include the plural and vice versa. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. When a reference is made (whether capitalized or not) in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to the “date of this Agreement,” “the date hereof” and words of similar import refer to July 10, 2018. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a business day, the party having such right or duty shall have until the next business day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “or” shall be disjunctive but not exclusive. References to a person are also to its permitted successors and assigns. No summary or translation of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

ALTABA INC.

By	/s/ Thomas J. McInerney
	Name:	Thomas J. McInerney
	Title:	CEO

[Signature Page to Termination Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

SOFTBANK GROUP CORP.

By	/s/ Masayoshi Son
	Name:	Masayoshi Son
	Title:	Chairman & CEO

SBBM CORPORATION, solely for purposes of Section 1.1 and Section 1.2

By	/s/ Yoshimitsu Goto
	Name:	Yoshimitsu Goto
	Title:	Representative Director

SOFTBANK GROUP JAPAN CORPORATION, solely for purposes of Section 1.1 and Section 1.2

By	/s/ Yoshimitsu Goto
	Name:	Yoshimitsu Goto
	Title:	Director

[Signature Page to Termination Agreement]